EXHIBIT 99.1

CHENIERE ENERGY INC. NEWS RELEASE

CONTACT: David E. Castaneda

INVESTOR & MEDIA RELATIONS

1-888-948-2036

E-mail: LNG@MDCGroup.com

Cheniere Energy Announces Freeport LNG Agreement with ConocoPhillips

HOUSTON - December 21, 2003 - Cheniere Energy, Inc. (AMEX: LNG) today announced the signing of an agreement between ConocoPhillips (NYSE: COP) and Freeport LNG Development, L.P. (Freeport LNG), a partnership in which Cheniere has a 30% limited partner interest. Under the agreement ConocoPhillips will participate in Freeport LNG’s project to build a liquefied natural gas (LNG) receiving terminal on Quintana Island, near Freeport, Texas. ConocoPhillips will acquire one billion cubic feet (Bcf) per day of capacity in the terminal for its use, obtain 50% interest in the general partner of Freeport LNG, and provide construction funding presently estimated at $400-450 million.

The management of Freeport LNG will remain in place and be responsible for all commercial activities and customer interface for the remaining capacity in the facility. ConocoPhillips will be primarily responsible for the management of construction and operation of the facility. The transaction calls for ConocoPhillips, as a user of the facility, to pay its proportionate share of operating expenses and fuel costs, a throughput fee of $0.05 per Mcf, and all amounts necessary to amortize the construction funding. In addition, ConocoPhillips will pay a nonrefundable capacity reservation fee of $10 million, expected to be received by Freeport LNG in January 2004. The transaction is expected to close in the spring of 2004, subject to completion of remaining documentation and satisfaction of closing conditions.

The Freeport LNG terminal will be designed with storage capacity of 6.9 Bcf and send-out capacity of 1.5 Bcf per day. Natural gas will be transported through a 9.4-mile pipeline to Stratton Ridge, Texas, which is a major point of interconnection with the Texas intrastate gas pipeline system. The Freeport LNG terminal is being developed in response to the growing need for new natural gas supplies for commercial, industrial and residential consumers in Texas.

Approval from the Federal Energy Regulatory Commission (FERC) is expected in the first quarter of 2004, with all other necessary federal, state and local approvals shortly thereafter. The project front-end engineering and design study will be completed in January 2004. Construction is scheduled to begin in the second half of 2004, with commercial startup in mid-2007.

Cheniere Energy acquired an option on the Freeport LNG site in June 2001 and funded the initial permitting expenses of the project. On February 27, 2003, Cheniere entered into an agreement forming the Freeport LNG partnership with Freeport LNG Investments, LLC (owned by Michael S. Smith) for the continued funding of this project. In June 2003, Cheniere announced that Freeport LNG signed an agreement with The Dow Chemical Company (NYSE: DOW) for the potential long-term use of the regasification facility on Quintana Island. Under the agreement, Dow will have the processing rights to 500 million cubic feet per day beginning in 2007. Freeport LNG’s agreements with Dow are expected to be finalized in the first quarter of 2004.

Charif Souki, Cheniere’s Chairman and CEO, said, “Between ConocoPhillips and Dow Chemical, the entire capacity of Freeport is now spoken for. This project has been very successful for us and sets the stage for the development of our LNG receiving terminal sites at Sabine Pass and Corpus Christi. We announced last week that we expect to file applications with FERC for these sites on Monday, December 22, 2003. We will begin marketing capacity in January.”

Cheniere Energy, Inc. is a Houston-based developer of LNG receiving terminals and a Gulf of Mexico E&P company. Cheniere is a 30% limited partner in Freeport LNG Development, L.P., which is developing the LNG receiving terminal in Freeport, Texas. Cheniere is also developing Gulf Coast LNG receiving terminals in Sabine Pass, LA and Corpus Christi, TX. Cheniere conducts exploration for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data. Cheniere owns 9% of Gryphon Exploration Company, of which Warburg, Pincus Equity Partners, L.P. owns 91% after an investment of $85,000,000.

Gryphon conducts exploration in the Gulf of Mexico using a regional database of 18,500 square miles of PSTM 3D seismic data.

Additional information about Cheniere Energy, Inc. may be found on its website at www.cheniere.com, by contacting the company’s investor and medial relations department toll-free at (888) 948-2036 or by writing to: LNG@MDCGroup.com.

ConocoPhillips is an integrated petroleum company with interests around the world and has a major operating presence in Brazoria County, Texas, through the company’s refining, chemical and transportation businesses. Headquartered in Houston, the company had approximately 54,800 employees, $82 billion of assets, and $106 billion of annualized revenues as of September 30, 2003. For more information, go to www.conocophillips.com.

Except for the historical statements contained herein, this news release presents forward-looking statements that involve risks and uncertainties. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Certain risks and uncertainties inherent in the company’s business are set forth in the company’s periodic reports that are filed with and available from the Securities and Exchange Commission.

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